                                                                     EXHIBIT 8.3

                      [LETTERHEAD OF DAVIES, WARD & BECK]

                                        , 1999

The Learning Company, Inc.
One Athenaeum Street
Cambridge, MA 02142

Ladies and Gentlemen:

          Agreement and Plan of Merger as of December 13, 1998 By and
              Between Mattel, Inc. and The Learning Company, Inc.

  We have acted as Canadian counsel to The Learning Company, Inc., a Delaware corporation ("Learning Company"), and its subsidiary, SoftKey Software Products, Inc., an Ontario corporation ("SoftKey"), in connection with the proposed merger of Learning Company with and into Mattel, Inc., a Delaware corporation ("Mattel"), pursuant to an Agreement and Plan of Merger dated as of December 13, 1998 (the "Merger Agreement") by and between Mattel and Learning Company.

  In connection with the filing of a registration statement on Form S-4, which includes the joint proxy statement/prospectus relating to the Merger Agreement, you have requested our opinion regarding certain Canadian federal income tax consequences of the proposed merger. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

  In providing our opinion, we have examined and relied upon the registration statement, the Merger Agreement and the exhibits thereto, a letter delivered to us on behalf of Learning Company and SoftKey containing certain representations relevant to this opinion, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

  We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents, and that the merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the representation letter on behalf of Learning Company and Softkey are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

  The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the proposed merger under the income tax laws of Canada based upon the Income Tax Act (Canada) (the "Canadian Tax Act"), the regulations thereunder, case law and administrative practices of Revenue Canada as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of Canada.

  Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon Revenue Canada or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by Revenue Canada or rejected by a court.

  This opinion addresses only the specific Canadian federal income tax consequences of the proposed merger set forth below, and does not address any other federal, provincial, territorial or foreign tax consequences that may result from such merger or any other transaction, including any transaction undertaken in connection with the merger. We express no opinion regarding the tax consequences of the proposed merger to shareholders of Learning Company, or to shareholders of SoftKey other than holders of exchangeable shares referred to below who, for purposes of the Canadian Tax Act, hold their exchangeable shares and their ancillary rights against and entitlements with respect to Learning Company under the voting and exchange trust agreement as capital property and deal at arm's length with Learning Company, SoftKey and Mattel. Furthermore, we express no opinion on the Canadian federal income tax consequences to holders of exchangeable shares that are specified financial institutions for purposes of the Canadian Tax Act.

  On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

  SoftKey Holders Resident in Canada. The following portion of our opinion is applicable to a holder of exchangeable shares who is a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty.

  Holders will not be considered to have disposed of their exchangeable shares or the Learning Company special voting stock as a result of the merger. If holders are considered to have disposed of their rights to exchange their exchangeable shares for Learning Company common stock under the voting and exchange trust agreement as a result of the merger, the voting and exchange trust supplement and/or the related transactions and to have acquired new exchange rights against Mattel, they will be considered to have received proceeds of disposition equal to the fair market value of the new exchange rights. In such case, they will realize a capital gain to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed the adjusted cost base to the holder of the exchange rights. The cost to the holder of the new exchange rights will be equal to the fair market value of the new exchange rights at the time of the merger. Learning Company and SoftKey management have advised in their representation letter that the exchange rights and the new exchange rights are of only nominal value, and accordingly no gain should be considered to arise if a holder is considered to have disposed of exchange rights for new exchange rights. Such determinations of value are not binding on Revenue Canada and we express no opinion on matters of factual determination such as this.

  If holders are considered to have cancelled their obligations to sell to Learning Company their exchangeable shares under the retraction, redemption and liquidation call rights held by Learning Company and to have granted new call rights to Mattel as a result of the merger or the related transactions, on the grant of the new call rights, holders will be considered to have received proceeds of disposition equal to the fair market value of the new call rights, and will realize a gain to the extent of such proceeds of disposition. Learning Company and SoftKey management have advised in their representation letter that the call rights are of only nominal value, and accordingly no gain should be considered to arise if a holder is considered to have disposed of the existing call rights. Such determinations of value are not binding on Revenue Canada and we express no opinion on matters of factual determination such as this.

  SoftKey Holders Not Resident in Canada. The following portion of our opinion is applicable to holders of exchangeable shares who, for purposes of the Canadian Tax Act, have not been and will not be at any relevant time resident in Canada, to whom the exchangeable shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold exchangeable shares in connection with carrying on a business in Canada.

  Generally, the exchangeable shares will not be taxable Canadian property to a holder at a particular time provided that at that time such shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange), the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and the holder, alone or together with persons with whom such holder does not deal at arm's length, has not owned (or had under option) 25 percent or more of the issued shares of any class or series of the capital stock of SoftKey at any time within the five years preceding such time.

  Holders will not be considered to have disposed of their exchangeable shares or the Learning Company special voting stock as a result of the merger. Whether or not holders are considered to have (a) disposed of their exchange rights as a result of the merger, the voting and exchange trust supplement and/or the related transactions, (b) acquired in exchange the new exchange rights against Mattel, or (c) cancelled the existing call rights and been granted new call rights as a result of the merger and/or the related transactions, a holder who is not a resident of Canada will not be subject to tax under the Canadian Tax Act on any disposition of such rights.

                               ----------------

  This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,